Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is a binding contract between Cornerstone Building Brands, Inc. and its subsidiaries, affiliates, and related entities (including the entities known as NCI Group, Inc., NCI Building Systems, Inc., Ply Gem Industries, Inc., and Employee’s hiring entity), (collectively, the “Company”), on the one hand, and, John L. Buckley, individually (“Employee”), on the other hand. The Company and Employee will be referred to individually as a “Party” and collectively as the “Parties.”
NOW, THEREFORE, in consideration of the covenants, promises and agreements set forth herein, the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by them, the Parties agree as follows:

I.DEFINITIONS

“Confidential Information” means any and all trade secrets, confidential and proprietary information and materials, and other business documents, records, and information belonging to the Company or that relate to the business of the Company or its customers, whether oral or written or otherwise, that is not generally known to or available to the public, regardless of whether such information (i) is expressly identified in this definition, (ii) is or was marked as confidential and proprietary, or (iii) is or is not patentable. Confidential Information includes without limitation: (A) personnel files and records, including compensation agreements, employment agreements, and other terms and conditions of employment, as well as any other personal, sensitive, or confidential information about the Company’s employees, (B) actual or potential customer and supplier information, including but not limited to lists of actual or potential customers or suppliers, lead lists, current and anticipated customer/supplier requirements, price lists, pricing methodology or models, customer/supplier contracts and contract terms, customer/supplier preferences, and negotiations with customers/suppliers or prospective customers/suppliers, (C) technical and operational information, including but not limited to trade secrets, copyrighted materials, methods of practice, programming or data transmission methods, data, processes, designs, graphs, drawings, databases, ideas, current and planned research and development, maps, passwords, strategies, manufacturing procedures, processes, techniques, and methodologies, technology, proprietary software, and design software, however documented, (D) business and financial records and information, including but not limited to business and financial plans and strategies, acquisition targets/negotiations, marketing plans, studies, and techniques, lease documents, rent rolls, stacking plans, financial projections and budgets, revenue projections, and capital spending budgets and plans, and (E) any material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing. Confidential Information, as defined in this Agreement, includes any such information that Employee may have created, invented, originated, learned, and had access to or obtained, whether in tangible form or memorized, while employed by the Company. It is expressly understood that the foregoing list shall be illustrative only and is not intended to be an exclusive or exhaustive list of Confidential Information.
“Plan” refers to the Long-Term Stock Incentive Plan, as amended, maintained by the Company for purposes of providing incentives, business goodwill, and encouraging share ownership on the part of employees, officers, directors, and consultants.
“Stock Awards” refers to the founders grants, restricted stock units, option units, performance share units, and/or performance cash and share awards previously granted by the Company to Employee in accordance with the Plan and all award agreements issued pursuant to the Plan. The Plan and all award agreements issued pursuant to the Plan shall be referred to, collectively, as the “Stock Agreements.”
“Unvested Shares” shall mean the Stock Awards granted to Employee which remain unvested upon the separation of Employee's employment pursuant to the terms of the Stock Agreements.
II. AGREEMENT

1.Employment Separation.
(a) The severance benefits provided in this Agreement are contingent on Employee’s satisfactory performance of Employee’s assigned duties through the Separation Date defined below, including cooperating fully in the transition of job duties. For the avoidance of doubt, if Employee (i) resigns employment prior to the Separation Date, for any reason or no reason, or (ii) fails to satisfactorily perform assigned duties through the Separation Date, or (iii) is terminated for Cause prior to the Separation Date, as “Cause” is defined in the Company’s Long-Term Incentive Plan, this offer of severance benefits will immediately become null and void and of no effect, even if offered to Employee prior to the Separation Date.
(b) Effective as of the mutually agreed upon separation date of March 31, 2022 or such later date as agreed to in writing by the Parties (the “Separation Date”), Employee is hereby separated as an employee and executive of the Company and is hereby terminated from all positions held with the Company. Further and irrespective of whether Employee signs this Agreement, Employee will be paid his/her regular base salary through the Separation Date, or such earlier date if Employee’s employment ends for any reason before the Separation Date. Per Company policy, Employee will not be paid for any accrued, unused vacation or sick leave as of the Separation Date unless required by law.
2. Consult Attorney. By tender of this Agreement to Employee, the Company hereby advises Employee in writing to consult with an attorney of his/her choosing prior to signing this Agreement.
3. Separation Benefits. In consideration for Employee’s execution of this Agreement, including compliance with the release requirement stated below, Employee will be entitled to the following “Separation Benefits” . Employee understands and agrees that these benefits are not something to which he/she would otherwise be entitled absent the execution and non-revocation of this Agreement. The Separation Benefits shall be subject to all withholding required for taxes.
(a) Severance Payment. The Company will pay Employee 52 weeks’ (the “Severance Period”) base salary in the total amount of $500,000 less applicable withholding for taxes (the “Severance Payment”). For the avoidance of doubt, this amount shall not include any amounts with respect to any cost of living adjustments, car allowance, temporary housing allowance, or payments for any other perquisites or benefits for Employee, including Company contributions to Employee’s 401k plan.
The Severance Payment will be made in a lump sum within thirty (30) days after the expiration of the Final Release revocation period, except as set forth in this Agreement regarding Section 409A, provided that, no payment will be made before April 1, 2022. The Severance Period shall begin on the Separation Date. The Severance Payment is subject to reduction by the Company to satisfy any amounts owed by Employee to the Company. Payment will be made using the same payment method (e.g., direct deposit) as Employee’s final paycheck.
(b) COBRA Separation Benefit. Employee is eligible to continue participation in the group health and dental benefit programs of the Company pursuant to, and subject to, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Upon election of continuation coverage through COBRA, the Company shall subsidize a portion of the standard 102% premium for group health benefits for the period of coverage applicable to Employee under COBRA (up to a maximum of 12 month(s) (the “COBRA Subsidy Period”). The subsidy will be the difference between the COBRA rate and the active employee rate, leaving Employee responsible only for the amount that an active employee would pay during the COBRA Subsidy Period. If at any time during the COBRA Subsidy Period, Employee discontinues coverage or is no longer eligible for coverage for any reason, the subsidy provided by the Company will immediately cease.
(c) Pro-rata Annual STIP Bonus for Year 2022. The Company will pay Employee an annual bonus under the annual bonus plan for year 2022 based upon the elapsed number of days in the year through the Separation Date applied to the bonus that would have been earned by Employee if Employee had remained employed on the normal payment date of such bonus, based on actual performance under applicable financial metrics and applying any discretionary factors in substantially the same manner as such factors are applied to similarly situated employees of the Company whose employment was not terminated. This payment will be made at such time as the Company otherwise makes payment of annual bonuses (on or before March 15, 2023), provided that Employee executes and returns Exhibit A certifying continuing compliance with this Agreement and any Stock Agreement within 10 business days prior to March 15, 2023.
(d) Outplacement Services Benefit. As additional consideration for signing this Agreement, the Company agrees to provide Employee with outplacement counseling services through a firm selected by the Company for a period of 12 months following the Effective Date. The outplacement counseling benefits and limitations will be explained in a separate document.

4. Termination of Other Benefits. Except as required by law, this Agreement, or under the Company’s benefit plans, Employee’s participation in all Company benefits and benefit plans shall cease on the Separation Date.
5. No Other Benefits; No Admission. Employee agrees that except for the payments provided in this Agreement, he/she is entitled to no other payments or compensation of any kind from the Company under any agreement, plan, program, or policy of the Company, and by executing this Agreement, Employee is waiving his/her rights, if any, related to any benefits provided pursuant to such agreement, plan, program, or policy. Employee acknowledges, by entering into this Agreement, that the Company and the Releasees do not admit to the violation of any employment or labor law or any unlawful or tortious conduct or any other wrongdoing of any kind in connection with Employee or his/her employment.
6. The Unvested Shares (If Applicable). All Stock Awards will forfeit upon termination according to the terms of the CBB Long-Term Incentive Plan, as amended, and the applicable stock agreement. Any Stock Awards that vest prior to termination, will vest according to the applicable Stock Agreement and LTI Plan. Exhibit B outlines the vesting treatment of any unvested stock as of the termination date. All Unvested Shares shall be forfeited upon termination. Any vested Stock Options must be exercised within 60 days of termination, or they will be forfeited as provided in the Stock Agreement(s) (including the LTI Plan as incorporated therein.)
7. Complete Release of Claims. In exchange for the consideration offered to Employee under this Agreement, Employee agrees to execute, deliver, and cause to become irrevocable (i) a Release in the form attached as Annex A within 30 days of the date of this Agreement (the “Initial Release”) covering claims through the date of such Initial Release and (ii) a Release in the form attached as Annex A within 60 days of the Separation Date covering claims from the date of the Initial Release through the Separation Date (the “Final Release). If Employee fails to comply with the foregoing, Employee will not be entitled to any payments or benefits under this Agreement or any other severance arrangement with the Company.
8. Restrictive Covenants. Employee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees as follows:
(a) Non-Competition.
(1) Beginning on the Separation Date and continuing for the length of the Severance Period, or for six (6) months following the Separation Date, whichever is greater, Employee shall not: (A) engage in any Competitive Activity (as defined below) within or with respect to the Prohibited Territory (as defined below); or (B) as an employee, agent, partner, shareholder, member, investor, money or equipment lender, director, consultant, advisor, owner, or (without limitation of the specific enumeration of the foregoing) otherwise, assist others to engage in any Competitive Activity within or with respect to the Prohibited Territory.
(2) Competitive Activity” means competing against the Company by: (A) engaging in work for a competitor of the Company that is the same as or substantially similar to the work Employee performed on behalf of the Company at any time during the 12 months prior to the Separation Date; (B) engaging in any aspect of the Restricted Business that Employee was involved with on behalf of the Company at any time during the 12 months prior to the Separation Date; (C) supervising others engaged in any aspect of the Restricted Business that Employee was involved with on behalf of the Company at any time during the 12 months prior to the Separation Date; and/or (D) supporting any competitor of the Company with respect to any aspect of the Restricted Business that Employee was involved with on behalf of the Company at any time during the 12 months prior to the Separation Date. Notwithstanding the preceding, passively owning less than 1% of a public company shall not constitute by itself Competitive Activity or assisting or supporting others to engage in Competitive Activity.
(3) The “Restricted Business” means the business of manufacturing, engineering, marketing, selling, and/or providing building products competitive with any product manufactured, engineered, marketed, sold, or provided by the Company at any time within 12 months prior to the Separation Date. The Parties acknowledge and agree that the products provided by the Company as of the Separation Date include, without limitation: (A) stone, vinyl siding and related components, windows (including vinyl windows, vinyl clad windows, aluminum windows, aluminum clad windows, and wood windows), doors, trim and mouldings, gutterware, shutters, fencing, decking, railing, and doors; (B) stone veneer, brick and block and related products and services; and (C) metal building systems or components (including, without limitation, primary and secondary framing systems, roofing systems, end or side wall panels, insulated metal panels, sectional or roll-up doors, windows, or other metal components of a building structure), coated or painted steel or metal coils, coil coating or coil painting services.
(4) “Prohibited Territory” means: (A) Employee’s sales territory or geographic area of responsibility (including sales, supervisory, managerial, or operational responsibility) for the Company at any point during the 12 months prior to the Separation Date; (B) the area within 250 miles from Employee’s primary office location as of the Separation Date; and/or (C) the area within 250 miles from any office or manufacturing facility where Employee maintained a secondary office or over which Employee had responsibility for personnel or operations or performed job duties at any time during the 12 month period prior to the Separation Date.
(5) The “Company” as used in this Section 8(a) and (b) means: (A) Employee’s employer immediately prior to the Separation Date; and (B) any affiliate of such employing entity with or for whom Employee performed services or had responsibilities any time during the 12 month period prior to the Separation Date.
(b) Non-Solicitation and Non-Recruitment. For a period of twelve (12) months following the Separation Date, Employee shall not, directly or indirectly, and whether on his/her own behalf or on behalf of any other person or entity:
(1) hire, seek to hire, or solicit the employment or service in a commercial capacity of any employee, agent, or consultant of the Company with whom Employee, at any time during Employee’s employment with the Company, had a business related contact or had access to Confidential Information about, whether direct or indirect, or assist another in any of the foregoing activities;

(2) in any manner attempt to influence or induce any employee, agent, or consultant of the Company with whom Employee, at any time during Employee’s employment with the Company, had ab usiness related contact or had access to Confidential Information about, whether direct or indirect, to leave the employment or service of the Company or otherwise impair his/her or its employment or relationship with the Company, or assist another in any of the foregoing activities;
(3) use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees, agents or consultants of the Company or the terms of their employment with the Company unless such use or disclosure is of a personal nature, is requested by the Company, or is required by due process of law;
(4) with respect to the Restricted Business, call upon, solicit, divert or attempt to call upon, solicit or divert the business of any customer or acquisition prospect of the Company with whom Employee dealt or had business dealings with, whether direct or indirect (including in a sales, supervisory, managerial, or operational capacity), at any time during the 24 month period prior to the Separation Date, or had access to Confidential Information about, whether direct or indirect, at any time during the 24 month period prior to the Separation Date, or assist another in any of the foregoing activities. This limitation shall apply to any location where a customer or acquisition prospect may be found for purposes of solicitation; and/or
(5) interfere with or seek to interfere with: (a) the relationship between the Company and any customers or acquisition prospect of the Company with whom Employee dealt or had business dealings with, whether direct or indirect (including in a sales, supervisory, managerial, or operational capacity), at any time during the 24 month period prior to the Separation Date, or had access to Confidential Information about, whether direct or indirect, at any time during the 24 month period prior to the Separation Date; or (b) the relationship between the Company and any of the vendors of the Company with whom Employee dealt or had business dealings with, whether direct or indirect (including in a sales, supervisory, managerial, or operational capacity), at any time during the 24 month period prior to the Separation Date, or had access to Confidential Information about, whether direct or indirect, during the 24 month period prior to the Separation Date, or assist another in any of the foregoing activities. This limitation shall apply to any location where a customer, vendor, or acquisition prospect may be found for purposes of interference.
(c) Notification to Subsequent Employers. Employee shall inform any prospective employers of this Agreement or any other policy or agreement between Employee and the Company that may be in effect at the time of Employee’s correspondence with such prospective employers, with specific regard to the restrictive covenants set forth in this Section. Employee hereby authorizes the Company at its discretion to contact Employee’s prospective or subsequent employers and inform them of this Agreement or any other policy or agreement between Employee and the Company that may be in effect at the time that Employee’s employment with the Company ends.

(d) Questions. For questions regarding competitive companies, Employee shall contact the Chief Human Resources Officer or the HR Operations Vice President for clarification. Upon request from Employee, the Company may elect, in its sole discretion, to release Employee from any of the restrictions contained in subsections (a) and (b) above. Should the Company elect to release Employee from any such restrictions, the Company, in its discretion may cease any future payments or benefits provided under this Agreement from the date on which the Company agrees to such release. Notwithstanding a release by the Company of the Employee from any of the restrictions contained in this Section, all other restrictions contained in this Agreement shall remain in force. Employee shall also inform future employers about any modified restrictions on or before commencement of employment with the employer.
(e) Non-Disclosure of Confidential Information. Employee agrees that following the termination of employment, he/she shall maintain all Confidential Information in confidence and agrees that he/she shall not, directly or indirectly, except as expressly authorized by the Company in writing, (i) divulge or disclose for any purpose whatsoever any Confidential Information that has been obtained by or disclosed to Employee in connection with Employee’s employment with the Company, or (ii) use any Confidential Information for the benefit of Employee or any third party. Provided that, if Employee is required in or pursuant to any legal, judicial or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Employee shall notify, as promptly as practicable, the Company of such request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, and/or take any other action deemed appropriate by the Company. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled or required by law or the order of any governmental, regulatory or self-regulatory body to disclose the Confidential Information, Employee may disclose only that portion of the requested Confidential Information which Employee is compelled or required to disclose, and Employee will exercise Employee’s reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information. This provision is in addition to, and not in lieu of, any other confidentiality or non-disclosure agreements by the Employee in favor of the Company or the restrictions afforded trade secrets as defined under applicable law. Nothing in this Agreement shall authorize the disclosure of trade secrets at any time.
(f) Non-Disparagement. Employee agrees to refrain from any criticisms or disparaging comments about the Company (including any of its or their management, employees, or business policies or practices), or which may disrupt, harm, or impair the Company’s business, business relationships, operations, goodwill, or reputation. Provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or limit Employee’s right to provide truthful testimony or information in response to a subpoena, court or arbitral order or valid request by a state or federal law enforcement, regulatory, or judicial agency, body or official, or to the Board or senior management of the Company, or require notice to the Company thereof, and Employee will be not be in breach of the covenant contained above solely by reason of truthful testimony which is compelled by process of law, including with respect to any dispute in connection with this Agreement. Nothing in this Agreement restricts, or is intended to restrict, any rights of Employee that cannot be lawfully restricted, including but not limited to any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Securities Exchange Act of 1932, as amended).
9. Enforcement Provisions. Employee acknowledges and agrees as follows:
(a)The Confidential Information of the Company is unique and was developed or acquired by them through the expenditure of valuable time and resources; that the Company derives independent economic value from this Confidential Information not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; that the Company has taken all prudent and necessary measures to preserve the proprietary and confidential nature of its Confidential Information; and that the covenants set forth in the preceding Section are the most reasonable, efficient and practical means to protect the Confidential Information.
(b)The covenants set forth in the preceding Section are necessary to protect the goodwill of the Company following Employee’s employment separation, and to ensure that such goodwill will be preserved and continued for the benefit of the Company after Employee’s employment terminates.
(c)Due to the nature of the business conducted by the Company and as contemplated to be continued and conducted by the Company, the scope and the duration of the covenants set forth in the preceding Section are in all respects reasonable.
(d)The covenants set forth in the preceding Section each constitute separate agreements independently supported by good and adequate consideration and each such agreement shall be severable from the other provisions of this Agreement. The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained herein.
(e)In the event of Employee’s breach, or threatened breach, of any term or provision contained in the preceding Section of this Agreement, Employee agrees that the Company shall suffer irreparable harm not compensable by damages or other legal remedies, and that accordingly the Company shall be entitled to both temporary and permanent injunctive relief without the necessity of posting a bond exceeding $1,000.00 or providing independent proof by it as to the inadequacy of legal remedies or the nature or extent of the irreparable harm suffered by it. The right of the Company to such relief shall not be construed to prevent it from pursuing, either constructively or concurrently, all other legal or equitable remedies available to it for such breach or threatened breach, including the recovery of monetary damages. Without limiting the generality of relief that may be sought by the Company, the Company shall not be required to pay any unpaid portion of the severance benefits otherwise payable under this Agreement as of the date of the breach or threatened breach of the obligations set forth in the preceding Section or the restrictive covenants contained in any Stock Agreement or other surviving agreement. At the election of the Company, Employee may also be required to repay the severance payments that have previously been paid to Employee beyond $500.00 in the event of such breach or threatened breach. Any such forfeiture and/or repayment of severance payments and separation benefits shall in no way impair Employee’s obligations to comply with this Agreement, the effectiveness of the Release, or the Company’s right to injunctive relief and damages for the breach.
(f)The Parties intend for all provisions of the foregoing restrictive covenants to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any restrictive covenant is too broad or adjudicated to be invalid or unenforceable, the Parties intend that the court may reform the provision to such narrower scope as it determines to be reasonable and enforceable and to effectuate as nearly as possible the intentions and agreement of the Parties. Further, if a court or other authorized authority determines that Employee has violated the provisions of subsections (a) and (b) of the preceding Section, then the time period contained in those subsections shall be extended by the period Employee was in violation.
(g)In any action or claim brought by Employee or in any action or claim brought against Employee involving the provisions of this Section, Employee hereby waives any claim or defense that the above restrictive covenants are unenforceable, void or voidable or should be voided or held unenforceable, for any reason, including, but not limited to fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake, or any other substantive legal defense.
(h)The Parties agree that if there is any conflict between the provisions of this Agreement and the restrictive covenants contained in any Stock Agreement (or any other surviving agreement or portion thereof), the most stringent provisions and broadest definitions shall control over less restrictive provisions or definitions to the full extent permitted by law. The Parties further agree that Employee’s obligations set forth in this Section are in addition to any restrictive covenants contained in any Stock Agreement or other surviving agreement (or portion thereof).
10. Return of Company Property. Employee shall immediately return all Company property (e.g., vehicles, company identification, keys, access cards, passwords, credit cards, laptops, files, documents, e-mails, notes, and computer equipment), and all Confidential Information that Employee has in his/her possession or control. By execution of this Agreement, Employee agrees that he/she has not made or retained and shall not make or retain any embodiment, copy or extract of any of the foregoing Company property. Employee understands and agrees that he/she will not be entitled to the consideration described in this Agreement until he/she returns all Company property, even if he/she execute this Agreement and does not revoke it.
11. Confidentiality of Agreement. Except as allowed in this Agreement, Employee agrees that this Agreement is strictly confidential and he/she will not reveal or allow anyone else to reveal the terms of this Agreement (including the amount of the Severance Payment) to anyone, provided that nothing shall prevent Employee from disclosing the terms of this Agreement to his/her spouse, legal or financial advisors, as required by law, or as specifically authorized by the Company in writing, subject to their agreement to keep such information confidential. If Employee is required by law to disclose this Agreement or the terms of this Agreement, Employee agrees to provide advance notice to the Company prior to any such disclosures. Nothing in this Agreement limits or interferes with Employee’s right, without notice to or authorization from, the Company, to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission (each a “Governmental Agency”), or to testify, assist or participate in any investigation, hearing or proceeding conducted by a Governmental Agency. In the event Employee files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on Employee’s behalf, Employee agrees that Employee’s release of claims in this Agreement shall nevertheless bar Employee’s right (if any) to any monetary or other recovery (including reinstatement), except that Employee does not waive Employee’s right to receive an award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 and any other right where waiver is expressly prohibited by law.
12. Entire Agreement. This Agreement (including the addendums and exhibits), the Stock Agreement(s) (including the Plan as incorporated therein), and the restrictive covenants (including covenants related to intellectual property) and related obligations contained in any other agreement between Employee and Company, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all prior agreements, understandings, representations, negotiations, discussions or arrangements, either oral or written, with the Company regarding matters addressed herein. For the avoidance of doubt, all of (i) the post-termination restrictive covenants contained in any Stock Agreement(s) (including the Plan as incorporated therein), and (ii) the post-termination restrictive covenants contained in any Employment Agreement, Non-Compete Agreement, Confidentiality Agreement, Retention Agreement, or in any other agreement between Employee and Company, are hereby reaffirmed and shall remain binding on Employee and in full force and effect according to their terms following execution of this Agreement. None of the Parties have relied on any statements or representations that have been made by any other Party that are not set forth in this Agreement, and no Party is entitled to rely on any representation, agreement or obligation to disclose information that is not expressly stated in this Agreement.
13. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of North Carolina, without regard to its conflict of laws provisions or the conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of North Carolina.
14. Severability. If any part of this Agreement is found to be invalid or unenforceable, the other portions shall remain valid and enforceable and in full force and effect; however, if any or all of the Initial Release or Final Release is declared invalid or unenforceable, Employee agrees that he/she will promptly execute a valid release and waiver in favor of the Released Parties.
15. Modifications and Amendments. This Agreement may not be modified or amended except by an instrument in writing signed by Employee and an authorized representative of the Company. Employee understands and agrees that any changes the

Parties may make to this Agreement, whether material or immaterial, will not restart the time to consider this Agreement.
16. Dispute Resolution. If there is a dispute arising out of or related to this Agreement, and if the dispute cannot be settled through direct discussions, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before any action is filed in a court or arbitral forum. Employee and the Company hereby agree to endeavor to settle the dispute in an amicable manner by participating in non-binding mediation held in Houston, Harris County, Texas or such other location as agreed by the Parties, before a mediator jointly selected by the Parties, before either party seeks recourse in court or an arbitral forum. The Parties agree to make a good faith attempt to resolve the dispute through mediation within fourteen (14) days after the written demand for mediation is received by the non-aggrieved party. The cost of mediation shall be split equally between the Parties and each party shall bear its own costs and attorneys’ fees related to the mediation. This provision in no way restricts the right of the Company to immediately seek the enforcement of any of the restrictive covenants contained in this Agreement or any other surviving agreement in order to protect the Company from immediate and irreparable harm to the fullest extent allowed by law.
17. Mandatory Venue and Jury Waiver. The Parties consent to personal jurisdiction in the States of Texas and North Carolina and agree that the exclusive, mandatory venue for any disputes, lawsuits, actions and/or proceedings arising from or related in any way to this Agreement or Employee’s employment are in the state and/or federal courts in Houston, Harris County, Texas or Cary, Wake County, North Carolina. The Parties further agree that in any action to enforce this Agreement or otherwise related to employment, all such matters shall be tried solely before a judge and not a jury, and THE PARTIES AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL IN ALL SUCH CASES.
18. Section 409A.
(a) If Employee is deemed to be a “Specified Employee” at the time of “Separation from Service,” as such terms are defined in Section 409A of the United States Tax Code (“Code”), and if any portion of the Separation Benefits are subject to Section 409A, the character and timing of any separation payments shall be determined pursuant to this sub-section. If Employee is deemed to be a Specified Employee at the time of the Separation from Service, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited payment under the Code, such portion of Employee’s separation benefits shall not be provided to Employee prior to the earlier of (i) the date that is six months after Employee’s termination, (ii) the date of Employee’s death, or (iii) one or more dates that otherwise comply with the requirements of Section 409A. For purposes of Section 409A of the Code, each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.
(b) This Agreement is intended to comply with Section 409A of the United States Tax Code and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. It is the intent of the Parties that the provisions of this Agreement avoid the imposition of the excise tax under Section 409A, therefore, the Company, in its discretion, may amend this Agreement to the extent necessary to avoid or minimize the excise tax under Section 409A and no action taken to comply with Section 409A shall be deemed to adversely affect Employee’s rights under this Agreement. However, in no event shall the Company be liable for any taxes, interest, or penalties imposed on Employee pursuant to or by reason of Section 409A. For purposes of Section 409A if it applies, Employee shall be responsible for proposing a payment schedule compliant with Section 409A to which both Parties must agree, such agreement not to be unreasonably withheld.
19. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
20. Inadmissibility of Agreement. Neither this Agreement, nor any of its terms, nor any document, statement, proceeding or conduct related to this Agreement, nor any reports or accounts thereof, shall be construed as, offered or admitted in evidence as, received as, or deemed to be evidence for any purpose adverse to the Parties, including, without limitation, evidence of a presumption, concession, or admission by any of the Parties of any liability, fault, wrongdoing, omission, or damage.
21. Notices. Except as otherwise stated herein, for purposes of this Agreement, all notices or other communications hereunder shall be in writing and shall be effective on receipt and given in person and/or by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:
To the Company
Cornerstone Building Brands, Inc.
Attn: Chief Human Resources Officer
13105 Northwest Freeway, Suite 500
Houston, Texas 77040
To Employee
At his/her address most recently contained in the Company’s records
Either Party may designate a different address by providing written notice to the other Party.
22. Counterparts and Titles. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. The titles and headings preceding the text of the sections and subsections of this Agreement (including Exhibits) have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
23. Stock Trading and Company Policies. Employee agrees to comply with all Company policies concerning trading in the Company’s securities to the same extent as such policies are applicable to Company employees and officers including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter concerning an offering of the Company’s securities and, agrees to comply with the foregoing to the extent that he/she is in possession of material non-public information relating to the Company.
24. Non-Alienation. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts due or payable under this Agreement, including but not limited to the Severance Payment, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the Parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof, except as expressly provided herein.
25. Third Party Beneficiaries. Each of the Releasees who are not signatories to this Agreement are hereby agreed to be third party beneficiaries of this Agreement and shall be entitled to all rights, benefits, and protections of this Agreement, and shall further be entitled to enforce this Agreement and each of its terms. This Agreement shall be binding on the Parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and assigns.
26. Miscellaneous. Nothing in this Agreement restricts Employee from communications with or full cooperation in the investigations of any governmental agency, including the EEOC, NLRB, and SEC, on matters within their jurisdiction or from cooperating with the Company in any internal investigation. However, as stated above, this Agreement does prohibit Employee from recovering any relief, including monetary relief, as a result of such activities (including any settlement related to such filing).
27. California Residents/Workers Only. Employee understands and agrees that if he/she is a California resident or worked for the Company in California at any time, the additional terms and conditions contained in the attached California Addendum shall form a part of this Agreement. By Employee’s signature below, he/she is also agreeing to those terms and conditions.

[Remainder of Page Intentionally Blank]

EACH SIGNATORY TO THIS AGREEMENT HAS ENTERED INTO THIS SEPARATION AGREEMENT AND COMPLETE RELEASE OF CLAIMS KNOWINGLY, VOLUNTARILY, FREELY AND WITHOUT DURESS AFTER HAVING CONSULTED WITH AN ATTORNEY OR ADVISOR OF THEIR CHOICE. EACH SIGNATORY AGREES THAT THEY HAVE FULLY READ AND UNDERSTAND THIS AGREEMENT (INCLUDING EXHIBITS) AND HAVE HAD A FULL AND FAIR OPPORTUNITY TO ASK ANY QUESTIONS THEY HAVE ABOUT THE AGREEMENT.

EMPLOYEE:

By: /s/ John L. Buckley

Date: March 24, 2022

CORNERSTONE BUILDING BRANDS, INC. AND ITS SUBSIDIARIES, AFFILIATES, AND RELATED ENTITIES (INCLUDING THE ENTITIES KNOWN AS NCI GROUP, INC., NCI BUILDING SYSTEMS, INC., PLY GEM INDUSTRIES, INC., AND EMPLOYEE’S HIRING ENTITY)

By: /s/ Katy Theroux

Printed Name: Katy Theroux

Title: EVP, CHRO

Date: March 21, 2022

ANNEX A
Form of Release
For purposes of this release (this “Release”), the “Company” means Cornerstone Building Brands, Inc. and its subsidiaries, affiliates, and related entities (including the entities known as NCI Group, Inc., NCI Building Systems, Inc., Ply Gem Industries, Inc., and Employee’s hiring entity), and “Releasees” (or individually, a “Releasee”) means the Company and all of its and their past, present and future owners, parent companies, subsidiaries, domestic and international affiliates, related entities, partners, divisions, business units, DBAs, predecessors, successors, merged or acquired entities, and joint venturers, and all of the past, present, and future shareholders, stockholders, owners, directors, officers, employees, principals, agents, contractors, partners, representatives, predecessors, successors, assigns, affiliates, subsidiaries, parent companies, related entities, attorneys, insurers, executors, administrators, receivers, and employee welfare, benefit, compensation, and retirement plans (including plan sponsors, fiduciaries, administrators and trustees) of all of the foregoing, and all persons or entities acting by, through, under or in concert with any of them.
By signing this Release, Employee, on his/her behalf and on behalf of his/her heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY WAIVES, RELEASES, ACQUITS, COVENANTS NOT TO SUE, AND FOREVER DISCHARGES THE COMPANY AND RELEASEES, to the fullest extent permitted by law, from any and all charges, complaints, claims, actions, causes of action, suits, controversies, liabilities, obligations, promises, agreements, grievances, rights, entitlements, demands, costs, losses, damages, debts, and expenses (including attorneys’ fees and legal expenses) of any kind or nature whatsoever, known or unknown, in law or in equity, that Employee now has, owns, or holds, or claims to have, own, or hold, or which Employee at any time heretofore had, owned, or held, or claimed to have had, owned, or held from the beginning of time to the Effective Date of this Release. The Parties agree that this general release of claims shall not include or waive Employee’s pending worker’s compensation claim, if any. For the avoidance of doubt, Employee acknowledges that the Release does not apply to any claims that may arise under the Age Discrimination in Employment Act after the date that Employee signs this Agreement.
Except as expressly provided in this Release, this Release includes but is not limited to (i) all claims arising directly or indirectly from or relating in any way to Employee’s employment with the Company, the conclusion of that employment, and any other acts, events, transactions, communications, or omissions which have occurred or are alleged to have occurred before, during, or after employment through the Effective Date of this Release, (ii) all claims arising out of or relating to any contract, express or implied, whether written or oral, involving Employee and/or any Releasee, including any claim for breach of an express or implied covenant of good faith and fair dealing, (iii) all claims or theories of recovery relating in any way to the employment relationship with the Company, including but not limited to claims for wages, severance or separation payments (except as provided herein), bonuses, commissions, incentive payments or other compensation, employee benefits, misrepresentation, fraud, interference with prospective or actual contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual or other harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States, the States of Texas or North Carolina, the State in which Employee was employed, or any other jurisdiction, (iv) all claims or theories of recovery arising under any local, state, federal or international law, regulation, constitution, or ordinance, or from equity, contract, tort, or other common law, including but not limited to any claim or theory of recovery arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. §§ 1981-1985, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act of 1988, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, Executive Order 11246, VEVRAA, the Family and Medical Leave Act, Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. § 4301, et seq., the Employee Retirement Income Security Act, the Occupational Health Safety Act, the Equal Pay Act, all federal, state, and local employment and wage and hour laws (including those of any State or City in which Employee was employed), and as any such laws or regulations may be amended from time to time, and (v) any other claim arising under the common law or any local, state, federal, or international law or regulation, whether related to employment or not, and whether identified specifically in this Release or not.
This Release also applies to any claims brought by any organization, person, or agency on behalf of Employee or class or collective action under which Employee may have a right or benefit and, by entering into this Release, Employee specifically waives and releases any claims for monetary or other damages (including costs or attorneys’ fees) or relief of any kind (including injunctive and declaratory relief) in any action or proceeding of any kind in which such a claim is asserted or any settlement of same. Employee further acknowledges that this Release may be pled as a complete defense and shall constitute a full and final bar to any claim for damages or other relief based on any matters released herein.
Employee has been advised, and is being advised by this Release, that Employee has been given at least twenty-one (21) calendar days to consider the Release, but Employee can execute this Release at any time prior to the expiration of such review period. To accept this Release, Employee must date and sign and return the Release to the Company by (i) mail to Cornerstone Building Brands, Inc., Attention: Compensation, 13105 Northwest Freeway, Suite 500, Houston, Texas, 77040, or (ii) e-mail to compensation@cornerstone-bb.com. Following execution of the Release, Employee shall have seven (7) days to revoke his/her acceptance of this Agreement. Revocation must be in writing and submitted to the Company at the address and/or e-mail indicated above. Revocation will not be effective unless it is received by the Company prior to the 8th day after Employee executes this Release. This Release shall be effective upon the expiration of the revocation period, and will be irrevocable at that time (hereinafter, the “Effective Date”). None of the consideration listed in the Separation Agreement between the Company and Employee, dated ●, will be provided by the Company unless Employee timely signs this Release and the revocation period expires without Employee having exercised his/her right of revocation in the time periods specified in the Agreement.
EMPLOYEE HAS ENTERED INTO THIS RELEASE KNOWINGLY, VOLUNTARILY, FREELY AND WITHOUT DURESS AFTER HAVING CONSULTED WITH AN ATTORNEY OR ADVISOR OF THEIR CHOICE. EMPLOYEE AGREES THAT THEY HAVE FULLY READ AND UNDERSTAND THIS RELEASE AND HAVE HAD A FULL AND FAIR OPPORTUNITY TO ASK ANY QUESTIONS THEY HAVE ABOUT THE RELEASE.

EMPLOYEE:

By:

Date:

EXHIBIT A
(Return within 10 business days prior to ______________, 2022)

To:	Cornerstone Building Brands, Inc.
Human Resources Department
Attention: HR Compensation
13105 Northwest Freeway, Suite 500
Houston, Texas 77040
Email: Compensation@cornerstone-bb.com

Dear Madam or Sir:
This letter is in reference to the Separation Agreement and Complete Release of Claims (“Agreement”) previously entered into between the Company and me.
As provided in that Agreement, I hereby (i) certify my compliance with all the terms in the Agreement, including the restrictive covenants contained therein, the restrictive covenants contained in the LTI Plan or any Stock Agreement, and any other surviving restrictive covenants that may be binding on me, and (ii) re-affirm, restate and again provide you with the complete release of claims set forth in the Agreement, effective as of the date of my signature below.

Sincerely,

Employee Signature

Printed Employee Name:

Date:

EXHIBIT B

Award Number	Award Date	Unvested Shares or unexercised Options	Vesting Treatment
Option 101811	11/16/2018	76,040 Unvested	Forfeit
Option 101908*	03/16/2020	11,674 Vest/Unexercised	Exercise in 60 days
Option 101908	03/16/2020	12,029 Unvested	Forfeit
Option 101924*	03/15/2021	7,401 Vest/Unexercised	Exercise in 60 days
Option 101924	03/15/2021	14,802 Unvested	Forfeit
RSU 4601	11/16/2018	38,020 Unvested	Forfeit
RSU 4780	03/16/2020	3,402 Unvested	Forfeit
RSU 4950	03/15/2021	4,655 Unvested	Forfeit
PSU 4780	03/16/2020	25,511 Unvested	8,155 Forfeit, 17,356 prorated continue to vest 3-15-2023
PSU 4950	03/15/2021	17,455 Unvested	Forfeit

All Unvested Shares shall be forfeited upon termination as indicated above.

All Unvested Shares eligible for Proration will prorate based on the termination date and follow performance award metrics and vesting period.

Any vested Stock Options* must be exercised within 60 days of termination, or they will be forfeited as provided in the Stock Agreement(s) (including the Plan as incorporated therein).